Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2010, in this Amendment No. 1 to the Registration Statement (Form S-11 No. 333-165556) and related Prospectus of Two Harbors Investment Corp. for the registration of an offering of up to $150,000,000 of its common stock.

/s/ Ernst & Young LLP

Minneapolis, MN
April 6, 2010